Exhibit 99.1

Vical Reports Third Quarter 2005 Financial Results

          SAN DIEGO, Nov. 1 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the quarter ended September 30, 2005.  Revenues for the third quarter of 2005 were $2.7 million compared with $2.9 million for the same period of 2004.  Revenues for both periods were driven primarily by development programs supported by U.S. government grants.

          The net loss for the third quarter of 2005 was $6.1 million or $0.26 per share, compared with $4.9 million or $0.21 per share for the third quarter of 2004.  The increase in net loss was largely a result of increased manufacturing activity in the third quarter of 2005 for the company’s independent development programs, and one-time gains on sales of investments in the third quarter of 2004.  Financial results were consistent with the company’s projected net loss for the full year 2005 of between $23 million and $26 million.  Vical had cash and investments of $52 million at the end of the third quarter.  In October 2005, the company sold approximately 4.7 million shares of its common stock in a registered direct offering to a select group of institutional investors for net proceeds of approximately $21 million.

          Third Quarter Highlights

*

The company granted Merck renewable options for additional cancer targets in exchange for non-exclusive, sublicenseable rights for vaccines against HIV, giving both companies freedom to operate in the field.  Merck also has a fixed-term option to exclusively sublicense from Vical electroporation-enhanced delivery technology for use with HIV vaccines, on terms to be negotiated.

*	The company announced plans to develop and evaluate electroporation- enhanced delivery of therapeutic and preventive DNA vaccines against HIV in collaboration with the NIH.

*	The company received a two-year grant from the National Institutes of Health (NIH) to support the development of a DNA vaccine to protect humans against pandemic avian influenza.

*	The company was awarded funding from the Defense Advanced Research Projects Agency for feasibility studies of a new approach for rapidly manufacturing large quantities of DNA vaccines.

*

The company successfully completed a review with the U.S. Food and Drug Administration of its design for a Phase 2 trial of its immunotherapeutic vaccine against cytomegalovirus (CMV) in transplant patients.

          Conference Call
          Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, November 1, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 7895541.  The call also will be available live and archived through the webcast center at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical
          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the company will achieve the levels of revenues and control expenses to meet projected financial performance; whether the company will receive full funding, if any, under its various U.S. government grants; whether the human vaccine under development against pandemic avian influenza will prove safe and effective in clinical trials; whether Merck will exercise its options for cancer vaccines; whether the company and/or the NIH will develop and evaluate electroporation-enhanced delivery of a DNA vaccine against HIV; whether the novel manufacturing approach will allow rapid manufacturing of large quantities of safe and effective DNA vaccines; whether the company will conduct a Phase 2 trial of its immunotherapeutic CMV vaccine in transplant patients; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Alan R. Engbring
Executive Director, Investor Relations
Jill M. Church
Vice President and Chief Financial Officer
(858) 646-1127
Website: www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands, except per share amounts)	2005	2004	2005	2004

Revenues:
Contract and grant revenue	$2,502	$2,415	$5,442	$6,517
License and royalty revenue	205	476	4,756	3,025
Total revenues	2,707	2,891	10,198	9,542
Operating expenses:
Research and development	4,252	4,200	13,481	15,052
Manufacturing and production	2,976	2,591	10,241	8,569
General and administrative	1,887	1,835	5,925	6,316
Total operating expenses	9,115	8,626	29,647	29,937
Loss from operations	(6,408)	(5,735)	(19,449)	(20,395)
Net investment income	277	860	758	1,129
Net loss	$(6,131)	$(4,875)	$(18,691)	$(19,266)
Basic and diluted net loss per share	$(0.26)	$(0.21)	$(0.79)	$(0.86)
Shares used to calculate basic and diluted net loss per share	23,524	23,479	23,517	22,427

Balance Sheets

(in thousands)	September 30, 2005	December 31, 2004

Assets:
Cash, cash equivalents, and marketable securities	$52,265	$73,996
Other current assets	4,530	3,412
Total current assets	56,795	77,408
Property and equipment, net	15,726	16,277
Other assets	7,262	7,541
Total assets	$79,783	$101,226
Liabilities and stockholders’ equity:
Current liabilities	$9,232	$10,108
Long-term obligations	5,835	8,209
Stockholders’ equity	64,716	82,909
Total liabilities and stockholders’ equity	$79,783	$101,226

SOURCE  Vical Incorporated
          -0-                                                            11/01/2005
          /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
          /Web site:  http://www.vical.com /